Kayne Anderson Energy Development Company Announces Its Net Asset Value at November 30, 2006

LOS ANGELES, CA -- 12/04/2006 -- Kayne Anderson Energy Development Company (the "Company") (NYSE: KED), today announced its net asset value at November 30, 2006.

As of November 30, 2006, the Company's net assets were $242.1 million and its net asset value per share was $24.21 based on 10.0 million shares outstanding. The Company had invested 44.1% of its net assets as of that date.

The Company's equity investments (MLP and MLP Affiliates) and fixed income investments represent 60% and 40%, respectively, of the Company's total long-term investments of $106.7 million.

Shares began trading on September 21, 2006 on the New York Stock exchange. The initial net asset value per share was $23.32, after deducting underwriting discounts, offering costs and organizational costs.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

This press release does not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. There is no assurance that the Company's investment objectives will be attained.

Contacts:

KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(800) 231-7414

or

Kayne Anderson Energy Development Company
www.kaynebdc.com
(888) 533-1232

December 4, 2006